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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.         )*
                                          ---------

                           SPECTRALINK CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         $.01 PAR VALUE COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  847580 10 7
                  --------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 8 pages

CUSIP No.   847580107                     13G                  Page 1 of 1 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BRUCE M. HOLLAND
      ###-##-####

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. CITIZENSHIP
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  1,920,000

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     N/A
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  1,920,000

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     N/A

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,920,000

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             excludes 30,000 gifted to spouse.

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 8 pages

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                              ATTACHMENT TO 13G



ITEM 1

SpectraLink Corporation
1650 38th Street, Suite 202E
Boulder, CO 80301

ITEM 2

(a)  Bruce M. Holland
(b)  1650 38th Street, Suite 202E, Boulder, CO 80301
(c)  U.S. Citizen
(d)  $.01 Par Value Common Stock
(e)  847580107

ITEM 3 - N/A

(a)  1,920,000
(b)  10.0%
(c)  (i)   1,920,000
     (ii)  n/a
     (iii) 1,920,000
     (iv)  n/a

ITEM 5 - N/A

ITEM 6 - N/A

ITEM 7 - N/A

ITEM 8 - N/A

ITEM 9 - N/A

ITEM 10

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/7/97
-----------------------------------
Date


/s/ BRUCE M. HOLLAND
----------------------------------
Signature - Bruce M. Holland
President, SpectraLink Corporation